Exhibit 99.1

Hanger Announces Appointment of Christopher B. Begley to Board of Directors

AUSTIN, Texas, Nov. 21, 2013 /PRNewswire/ — Hanger, Inc. (NYSE: HGR) today announced that its Board of Directors has elected Christopher B. Begley, retired Executive Chairman of the Board of Directors and former Chief Executive Officer of Hospira, to join the Hanger Board as a director effective immediately.  Mr. Begley qualifies as an independent director under applicable New York Stock Exchange listing standards.

“As former CEO of a global hospital products company with over 40 years’ experience, Chris brings a deep understanding of the healthcare industry and proven expertise in operations and strategic growth,” Hanger President and CEO Vinit Asar said.  “We are confident Chris will provide additional leadership and expert healthcare acumen to our Board as we continue Hanger’s commitment to empowering human potential.”

As the company’s founding CEO, Mr. Begley oversaw Hospira’s 2004 spin-off from Abbott Laboratories and drove the development of its business strategies and growth plans until 2012.  Prior to Hospira, Mr. Begley served in senior leadership positions of Abbott’s Hospital Products Division, Abbott’s Chemical and Agricultural Products Division, Abbott Health Systems, and MediSense, Inc.  Begley currently serves as a director of Zimmer Inc., DeVry Inc., and Chairman of Hillshire Brands.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

CONTACT: Russell Allen, 512-777-3800